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                                                                     EXHIBIT 5.1


                        [Dorsey & Whitney LLP Letterhead]


C.H. Robinson Worldwide, Inc.
8100 Mitchell Road
Eden Prairie, Minnesota 55344

         Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

     We have acted as counsel to C.H. Robinson Worldwide, Inc., a Delaware corporation (the "Company"), in connection with the registration on Form S-8 Registration Statement of 25,000 shares (the "Shares") of Common Stock, par value $.10 per share, of the Company issuable under the Company's Directors' Stock Plan (the "Plan").

     We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below.

     In rendering our opinion set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. As to questions of fact material to our opinion, we have relied upon certificates of officers of the Company and of public officials.

     Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

     Our opinion expressed above is limited to the laws of the State of Delaware.

     We hereby consent to the filing of this opinion as an exhibit to the registration statement on Form S-8 of the Company relating to the Plan.

Dated: May 19, 1998

                                             Very truly yours,


WBP                                          /s/ DORSEY & WHITNEY LLP